EXHIBIT 10.27

NATIONSBANK [LETTERHEAD]

March 18, 1998

Dr. Steven R. Matzkin, President and CEO
Mr. David Nichols
Dental Care Alliance, Inc.
1343 Main Street, Suite 700
Sarasota, Florida 34236

                                  CONFIDENTIAL

Dear Dr. Matzkin and Mr. Nichols:

We are pleased to inform you that NationsBank has committed to provide the credit facility discussed below. This commitment letter is confidential and is provided for review by the borrower and his advisers. Its contents are not to be disclosed beyond those individuals for whom it is intended.

BORROWER:                 Dental Care Alliance, Incorporated

GUARANTORS:               All future and current subsidiaries

LOAN AMOUNT:              This loan amount will be a total of $15,000,000

PURPOSE: To provide funds for the acquisition of dental practices and working capital uses in a revolving line of credit facility.

MATURITY:                 The loan will be for one year, at which time it may
                          be renewed on an annual basis.

SECURITY:                 Pledge of all assets of Borrower and Subsidiaries.
                          Pledge of all management services agreements, common and preferred stock or partnership interests of subsidiaries of

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                          Borrower, current and hereafter acquired. To be
                          specifically agreed upon between borrower and bank in the closing documents

INTEREST RATE:            The borrower shall have NationsBank floating LIBOR
                          rate + 175 basis point spread, which rate will be calculated on a daily basis. Interest will be paid on a monthly basis.

FEES: 1) A one time origination fee of 1/4 of 1% of the loan amount will be paid by the borrower at the time of loan closing.

                          2) An unused fee of 1/4 of 1% will be paid quarterly on amounts not drawn on the line.

REPAYMENT:                The loan amount will be on a revolving basis, allowing
                          the borrower to draw on the line of credit, and repay on the line throughout the life of the loan. The principal portion of the loan is due at maturity, which is one year from closing.

FINANCIAL COVENANTS:      All financial covenants are tested Quarterly on a
                          rolling four quarter basis:

                          FIXED CHARGE COVERAGE: At all times during the loan period, Borrower will maintain a minimum Fixed Charge Coverage ratio of 1.50 to 1.00. The coverage will be defined as EBITDA + Operating Lease Expense - Actual Capital Expenditures, all divided by Interest Expense + Operating Lease Expense + CMLTD based on actual CMLTD + CMLTD based on imputed amortization of 7 years on this facility.

                          Capital Expenditures for the purpose of the calculation are defined as those capital expenditures incurred during the normal course of operating the business, and do not include amounts incurred in the purchase of contracts related to the service agreements with the P.A.s.

                          TOTAL LIABILITIES TO EBITDA: Total Liabilities / EBITDA at all times will not exceed 2.0. The ratio will be measured on a historical rolling four quarters + verifiable proforma acquisition EBITDA for the trailing four quarters, adjusted

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                          to show current contracts, less those amounts counted
                          twice.

                          TOTAL LIABILITIES TO TANGIBLE NET WORTH: At all times during the loan period, Borrower will maintain the ratio at a maximum of 1.00 times.

                          LIQUIDITY MINIMUM: At all times during the loan period, Borrower will maintain liquidity in an amount greater than $2,500,000.

                          LINE USAGE: At all times during the loan period, the Borrower must receive prior approval from the bank for funding of acquisitions on the line of credit in excess of $2,500,000 at any one time, and in excess of $5,000,000 in any one quarter.

                          A proforma compliance certificate demonstrating compliance with all loan covenants discussed herein is to be delivered prior to funding for acquisitions.

REPORTING:                Company Annual Unqualified Audits, 10-K, and
                          Quarterly, 10-Q, reports shall be submitted to Lender within 120 days from year end (10-K), and 45 days from each quarter end (10-Q).

EXPENSES:                 The borrower shall be responsible and liable for all
                          costs and expenses incurred in connection with the Loan, pre- and post-closing, including but not limited to loan fees, documentary stamp, and intangible taxes. Borrower shall reimburse NationsBank for all such costs and expenses.

OTHER TERMS AND
CONDITIONS:               Going forward, results for newly purchased practices
                          may be annualized using the respective purchase date as a starting point once the practices have been owned and/or operated by Dental Care Alliance for a full quarter.

                          No additional direct or indirect debt will be incurred or assumed except during the ordinary course of business, and will not exceed $500M in aggregate. Seller financing notes will be exempt from this condition.

                          Other, non-financial covenants will be included in the loan agreement which will include, but are not limited to:

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                          1) Bank review of 1997 Unqualified Audit

                          2) Bank review of any outstanding loans inclusive of existing and future debt in conjunction with acquisitions. Said debt would be cross defaulted with Bank debt, where deemed material, as negotiated in in closing documents.

CONDITIONS PRECEDENT:     Negotiation of Closing Documents

THE TERMS CONTAINED IN THE TERM SHEET DO NOT PURPORT TO BE THE COMPLETE TERMS AND PROVISIONS OF ANY LOAN AGREEMENT WHICH IS FURTHER SUBJECT TO COMPLETION OF LENDERS DUE DILIGENCE AND CREDIT APPROVAL.

We thank you for your business, and are looking forward to continuing to build our mutually beneficial relationship.

Sincerely,

/s/ J. DOUGLAS DIVIRGILIO
    ----------------------------
    J. Douglas DiVirgilio
    Senior Vice President

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                            APPROVAL AND ACCEPTANCE

The undersigned Borrower and Individuals hereby acknowledges receipt of the foregoing commitment and by execution hereof accepted such proposal and agree to the terms and conditions set forth therein. Borrower's and Individuals' acceptance of this Commitment constitutes their unconditional agreement to pay all fees, commissions, costs, charges, taxes and other expenses incurred by Bank in connection with the commitment and the making of the Loan, whether or not the Loan closes.

Approval and accepted this 18th day of March, 1998.

DENTAL CARE ALLIANCE, INCORPORATED
a Delaware Corporation

By: /s/ DR. STEVEN R. MATZKIN                03/18/98
    ----------------------------             ------------
        Dr. Steven R. Matzkin,               Date
        It's President and
        Chief Executive Officer

By: /s/ DAVID NICHOLS                        03/18/98
    ----------------------------             ------------
        Mr. David Nichols                    Date
        It's Chief Financial
        Officer

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